Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the First Quarter of 2016

REDDING, California, April 22, 2016 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.1 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced financial results for the quarter ended March 31, 2016. Net loss available to common shareholders for the quarter ended March 31, 2016 was $960 thousand or $0.07 per share – diluted, compared with net income available to common shareholders of $1.8 million or $0.13 per share – diluted for the same period of 2015.

The current quarter results were impacted by the following expenses totaling $2.8 million related to the acquisition of five Bank of America branches and the execution of our plans to reconfigure our Balance Sheet using liquidity provided by those branches:

●	$2.3 million loss on termination of interest rate hedge.
●	$412 thousand of branch acquisition transition costs.
●	$57 thousand prepayment penalty on early repayment of $75.0 million Federal Home Loan Bank of San Francisco term debt.
●	$39 thousand accelerated amortization of broker fees recorded in interest expense when $17.5 million of brokered time deposits were called and redeemed.

In addition, unrelated to the branch acquisition, the current quarter results include the write-off of a $363 thousand deferred tax asset.

Randall S. Eslick, President and CEO commented: “We are pleased with the reconfiguration of our Balance Sheet. The redemption of our SBLF preferred stock late last year combined with our current quarter acquisition of new core deposits and the elimination of most wholesale funding sources provide a strong platform for the future. While we are reporting a quarterly loss, we are focused on the long term benefit of $149.0 million of new low cost deposits, the elimination of most of our higher cost wholesale liabilities, significant reductions in our future interest expense and additional liquidity to fund organic loan growth. It is the branch acquisition that makes all of this possible. We are very proud of every employee who diligently and professionally facilitated the transaction and we are happy to welcome the 24 employees at our five new locations into the Redding Bank of Commerce family.”

Financial highlights for the first quarter of 2016:

●	The Company acquired $149.0 million of new deposits from Bank of America which bear an average interest cost of 0.09%.
●

The Company paid off $75.0 million of FHLB term debt and terminated the interest rate hedge associated with that debt eliminating future contractual interest payments on $75.0 million at 2.64% for the period from payoff to August 1, 2016; and at 3.22% for the period August 1, 2016 to August 1, 2017.

●

Net loss available to common shareholders of $960 thousand for the three months ended March 31, 2016 was a decrease of $2.7 million (156%) over $1.8 million net income available to common shareholders earned during the first quarter of 2015.

●

Return on average assets decreased to (0.37) % in the first quarter of 2016 compared to 0.73% in the same quarter of 2015. Return on average equity decreased to (4.23) % in the first quarter of 2016 compared to 6.79% in the same quarter of 2015.

●	Nonperforming assets at March 31, 2016 totaled $12.7 million or 1.18% of total assets, a decrease of $2.8 million from $15.5 million or 1.53% of total assets at December 31, 2015.
●	Net loan loss recoveries of $315 thousand combined with continuing improved asset quality resulted in no provision for loan and lease losses during the first quarter.
●

The Company’s tangible book value per share decreased to $6.57 per common share at March 31, 2016 from $6.76 at December 31, 2015. The Company’s net interest margin was 3.44% for the first quarter of 2016 compared to 3.52% for the fourth quarter of 2015.

●

The Company’s efficiency ratio was 108.1% during the first three months of 2016 compared to 71.5% during the same period in 2015. Excluding $2.8 million of one-time expenses related to the acquisition and reconfiguring our Balance Sheet the efficiency ratio for the first three months of 2016 would have been 77.5%.

Branch Acquisition

On March 11, 2016 we completed the purchase of five Bank of America branches located in northern California. The transaction was most attractive to us because it provided a new source of low cost core deposits and allowed us to execute our plan to reconfigure our Balance Sheet. The acquisition provided approximately $142.3 million of new liquidity ($149.0 million of new deposits less payments of $6.7 million made to Bank of America). As we previously announced on March 14, 2016, we utilized a portion of that new liquidity to reduce our reliance on wholesale funding sources repaying $75.0 million to the Federal Home Loan Bank of San Francisco and redeeming $17.5 million of brokered time deposits. We intend to use the remaining liquidity to fund future loan growth.

The branches acquired are located in Colusa, Willows, Orland, Corning, and Yreka. The Bank also acquired three offsite ATM locations in Williams, Orland and Corning. With the completion of the acquisition, we now operate nine branches in northern California.

The Bank paid cash consideration of $6.7 million and acquired $155.2 million in assets, primarily cash and premises. The Bank assumed $149.2 million in liabilities, primarily deposits. The preliminary details of the acquisition as recorded at fair value are presented in the table below.

(Amounts in thousands)
Consideration paid:
Cash paid	$6,709
Total consideration	$6,709
Assets acquired:
Cash and cash equivalents	$149,068
Premises and equipment, net	4,190
Core deposit intangibles	1,772
Other assets	146
Total assets acquired	$155,176
Liabilities assumed:
Deposits	$148,991
Other liabilities	193
Total liabilities assumed	$149,184
Net fair value of assets acquired over liabilities assumed	$5,992
Goodwill	$717

Intangibles

As part of the branch acquisition, we recorded a core deposit intangible of $1.8 million and goodwill of $717 thousand.

Core deposits provide value as a source of liquidity that is less expensive when compared to market rates for other funding sources on similar terms. The cost savings (core deposit intangible) is defined as the difference between the costs of newly acquired deposits (i.e., interest and net maintenance costs) and the cost of an equal amount of funds from an alternative source having a similar term as the new deposit base. The core deposit intangible will be amortized on a straight line basis over the useful life of the deposits which is estimated at 8 years.

Goodwill is calculated as the amount of cash paid in excess of the fair value of the net assets acquired in the transaction.

When calculating capital ratios, goodwill and a portion of core deposit intangibles are subtracted from Tier 1 capital. The deduction for core deposit intangibles is subject to a phase in period under the Basal III risk based capital rules. During 2016, 60% of the core deposit intangibles will be deducted from Tier 1 capital.

Core deposit intangibles and goodwill are subtracted from tangible equity as part of the calculation of tangible book value per share.

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve our plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of our loans
●	Credit quality deterioration which could cause an increase in the provision for loan and lease losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets
●	We may fail to realize all of the anticipated benefits of our branch purchase.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation and specifically disclaims any obligation, to revise or publicly release the results of any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date the statements were made.

TABLE 1

SELECTED FINANCIAL INFORMATION - UNAUDITED

(amounts in thousands except per share data)

	For The Three Months Ended
Net income, average assets and	March 31,		December 31,
average shareholders' equity	2016	2015	2015
(Loss) income available to common shareholders	$(960)	$1,751	$1,729
Average total assets	$1,034,203	$978,916	$1,005,870
Average shareholders' equity	$91,307	$104,618	$105,417

Selected performance ratios
Return on average assets	(0.37)%	0.73%	0.68%
Return on average equity	(4.23)%	6.79%	6.51%
Efficiency ratio	108.08%	71.48%	73.58%

Share and per share amounts
Weighted average shares - basic	13,360	13,303	13,341
Weighted average shares - diluted	13,403	13,340	13,395
(Loss) earnings per share - basic	$(0.07)	$0.13	$0.13
(Loss) earnings per share - diluted	$(0.07)	$0.13	$0.13

	At March 31,		At December 31,
Share and per share amounts	2016	2015	2015
Common shares outstanding (1)	13,442	13,362	13,385
Tangible book value per common share	$6.57	$6.40	$6.76

Capital ratios
Bank of Commerce Holdings
Common equity tier 1 capital ratio	9.82%	9.73%	10.06%
Tier 1 capital ratio (2)	10.93%	13.10%	11.16%
Total capital ratio (2)	13.30%	14.35%	13.52%
Tier 1 leverage ratio (2)	9.48%	11.74%	10.03%

Redding Bank of Commerce
Common equity tier 1 capital ratio	13.07%	13.05%	13.31%
Tier 1 capital ratio	13.07%	13.05%	13.31%
Total capital ratio	14.32%	14.30%	14.56%
Tier 1 leverage ratio	11.36%	11.73%	11.98%

(1)  Includes unvested restricted shares issued in accordance with the Banks equity incentive plan.

(2) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject. The decline in the capital ratios of Bank of Commerce Holdings as of March 31, 2016 compared to March 31, 2015 is primarily due to the redemption of $20.0 million of preferred stock (Tier 1 capital) during the fourth quarter of 2015. The $10.0 million of subordinated debt issued during the fourth quarter of 2015 qualifies as Tier 2 capital under the applicable capital adequacy rules and regulations promulgated by the Federal Reserve. The capital ratios for the first quarter of 2016 were also impacted by the addition of $1.8 million of core deposit intangibles and $717 thousand of goodwill recorded in conjunction with the branch acquisition.

BALANCE SHEET OVERVIEW

As of March 31, 2016, the Company had total consolidated assets of $1.1 billion, gross loans of $724.2 million, allowance for loan and lease losses (“ALLL”) of $11.5 million, total deposits of $937.7 million, and shareholders’ equity of $90.7 million.

TABLE 2

LOAN BALANCES BY TYPE - UNAUDITED

(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2015	Total
Commercial	$136,721	19%	$150,792	22%	$(14,071)	(9)%	$132,805	19%
Real estate - construction and land development	27,554	4	29,127	4	(1,573)	(5)%	28,319	4
Real estate - commercial non-owner occupied	247,840	34	234,198	33	13,642	6%	243,374	33
Real estate - commercial owner occupied	154,484	21	130,717	19	23,767	18%	156,299	22
Real estate - residential - ITIN	48,384	7	52,043	7	(3,659)	(7)%	49,106	7
Real estate - residential - 1-4 family mortgage	10,947	2	12,304	2	(1,357)	(11)%	11,390	2
Real estate - residential - equity lines	44,327	6	45,750	7	(1,423)	(3)%	45,473	6
Consumer and other	53,986	7	44,298	6	9,688	22%	49,873	7
Gross loans	724,243	100%	699,229	100%	25,014	4%	716,639	100%
Deferred fees and costs	985		315		670		870
Loans, net of deferred fees and costs	725,228		699,544		25,684		717,509
Allowance for loan and lease losses	(11,495)		(11,296)		(199)		(11,180)
Net loans	$713,733		$688,248		$25,485		$706,329

Average yield on loans during the quarter	4.72%		4.77%		(0.05)		4.61%

The Company recorded gross loan balances of $724.2 million at March 31, 2016, compared with $699.2 million and $716.6 million at March 31, 2015 and December 31, 2015, respectively, an increase of $25.0 million and $7.6 million, respectively. The increase in gross loans compared to the same period a year ago and the prior period was driven by organic loan originations. The increase in deferred fees and costs from March 31, 2015 to March 31, 2016 was the result of increased loan production and revised loan origination costs based on an updated loan origination cost study.

The increase in the ALLL in the current quarter compared to the prior quarter resulted from net loan loss recoveries of $315 thousand. As a result of these net recoveries and continued improved asset quality, no provision for loan and lease losses was deemed necessary during the current quarter or the past 4 consecutive quarters. See table 8 for additional detail of the ALLL.

TABLE 3

CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED

(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2015	Total

Cash and due from banks	$14,969	5%	$13,353	6%	$1,616	12%	$9,730	4%
Interest-bearing deposits in other banks	70,781	24	16,758	7	54,023	322%	41,462	17
Total cash and cash equivalents	85,750	29	30,111	13	55,639	185%	51,192	21

Investment securities:
U.S. government and agencies	3,915	1	6,422	3	(2,507)	(39)%	3,943	2
Obligations of state and political subdivisions	61,288	21	53,491	23	7,797	15%	61,104	25
Residential mortgage backed securities and collateralized mortgage obligations	51,721	18	41,851	18	9,870	24%	32,137	13
Corporate securities	23,764	8	31,660	14	(7,896)	(25)%	33,778	14
Commercial mortgage backed securities	14,571	5	6,799	3	7,772	114%	12,769	5
Other asset backed securities	18,992	6	26,667	11	(7,675)	(29)%	15,299	6
Total investment securities - AFS	174,251	59	166,890	72	7,361	4%	159,030	65

Obligations of state and political subdivisions - HTM	35,357	12	36,609	15	(1,252)	(3)%	35,899	14
Total investment securities - AFS and HTM	209,608	71	203,499	87	6,109	3%	194,929	79

Total cash, cash equivalents and investment securities	$295,358	100%	$233,610	100%	$61,748	26%	$246,121	100%

Average yield on interest bearing due from banks and investment securities during the quarter	2.35%		2.73%		(0.38)		2.51%

As of March 31, 2016, we maintained noninterest-bearing cash positions at the Federal Reserve Bank and correspondent banks in the amount of $15.0 million. We also held interest-bearing deposits in the amount of $70.8 million. The sizeable increase in interest-bearing deposits derives from liquidity provided by the recent branch acquisition. It is anticipated that much of this liquidity will be deployed into new loans over the remainder of the year.

Available-for-sale investment securities totaled $174.3 million at March 31, 2016, compared with $166.9 million and $159.0 million at March 31, 2015 and December 31, 2015, respectively. Our available-for-sale investment portfolio provides us with a secondary source of liquidity to fund other higher yielding asset opportunities, such as loan originations and wholesale loan purchases. During the first quarter of 2016 we purchased 28 securities with a par value of $39.2 million and weighted average yield of 2.24% and sold 17 securities with a par value of $18.8 million and weighted average yield of 2.38%. The sales activity resulted in $94 thousand in net realized gains for the three months ended March 31, 2016. During the same period, we received $3.0 million in proceeds from principal payments, calls and maturities within the available-for-sale investment securities portfolio. Average securities balances and weighted average tax equivalent yields for the quarters ending March 31, 2016 and 2015 were $197.8 million and 3.42% compared to $213.9 million and 3.51%, respectively.

During the current quarter, our securities transactions were focused on deploying a portion of the cash acquired from the Bank of America branch acquisition into moderate term securities. Management continues to seek out opportunities to reduce the overall effective duration of the portfolio and accelerate cash flows, while also improving credit quality and liquidity. This strategy could entail absorbing small losses and slightly reduced yields within the portfolio to meet longer term objectives.

At March 31, 2016, our unrealized gains on available-for-sale investment securities were $1.7 million compared with $3.1 million and $1.6 million at March 31, 2015 and December 31, 2015, respectively. The decrease in net unrealized gains between March 31, 2015 and March 31, 2016 is primarily due to interest rate changes over the past 12 months.

TABLE 4

DEPOSITS BY TYPE - UNAUDITED

(amounts in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2016	Total	2015	Total	Amount	%	2015	Total
Demand - noninterest bearing	$212,758	23%	$150,056	20%	$62,702	42%	$169,507	21%
Demand - interest bearing	392,325	42	266,552	35	125,773	47%	315,658	39
Total demand	605,083	65	416,608	55	188,475	45%	485,165	60

Savings	105,828	11	92,088	12	13,740	15%	94,503	12
Total non-maturing deposits	710,911	76	508,696	67	202,215	40%	579,668	72

Certificates of deposit	226,756	24	253,280	33	(26,524)	(10)%	224,067	28
Total deposits	$937,667	100%	$761,976	100%	$175,691	23%	$803,735	100%

Average rate on interest bearing deposits during the quarter	0.48%		0.50%		(0.02)		0.48%

Total deposits at March 31, 2016, increased $175.7 million or 23% to $937.7 million compared to March 31, 2015, and increased $133.9 million or 17% compared to December 31, 2015. Total non-maturing deposits increased $202.1 million or 40% compared to the same date a year ago and increased $131.2 million or 23% compared to December 31, 2015. Certificates of deposit decreased $26.5 million or 10% compared to the same date a year ago and increased $2.6 million or 1% compared to December 31, 2015.

During the first quarter of 2016 the branch acquisition provided an additional $149.0 million of deposits and we called $17.5 million of brokered certificates of deposit. The average interest rate paid during the quarter on all acquired deposits was 0.09% and on the acquired interest bearing deposits was 0.11%. At March 31, 2016, the deposits in the acquired branches totaled $148.3 million as follows

●	Demand – noninterest bearing totaling $37.9 million.	●	Savings totaling $9.6 million.
●	Demand – interest bearing totaling $77.3 million.	●	Certificates of deposit totaling $23.5 million.

TABLE 5

WHOLESALE AND BROKERED DEPOSITS - UNAUDITED

(amounts in thousands)

	At March 31,		At December 31,
	2016	2015	2015
CDARS / ICS reciprocal deposits	$61,601	$52,767	$76,919
Third party brokered time deposits	—	17,498	17,509
Brokered deposits per Call Report	61,601	70,265	94,428
Online listing service time deposits	55,986	67,453	58,462
Total wholesale and brokered deposits	$117,587	$137,718	$152,890

In accordance with regulatory Call Report instructions, the Bank will file (or has filed) quarterly Call Reports which list brokered deposits of $61.6 million, $70.3 million and $94.4 million at March 31, 2016, March 31, 2015 and December 31, 2015, respectively.

INCOME STATEMENT OVERVIEW

TABLE 6

SUMMARY INCOME STATEMENT - UNAUDITED

(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,	Change
	2016	2015	Amount	%	2015	Amount	%
Interest income	$9,904	$9,526	$378	4%	$9,732	$172	2%
Interest expense	1,600	1,157	443	38%	1,381	219	16%
Net interest income	8,304	8,369	(65)	(1)%	8,351	(47)	(1)%
Provision for loan and lease losses	—	—	—	0%	—	—	0%
Noninterest income	949	854	95	11%	640	309	48%
Noninterest expense:
Branch acquisition and balance sheet reconfiguration costs	2,795	—	2,795	100%	347	2,448	705%
Other noninterest expense	7,206	6,593	613	9%	6,269	937	15%
Income before provision for income taxes	(748)	2,630	(3,378)	(128)%	2,375	(3,123)	(131)%
Deferred tax asset write-off	363	—	363	100%	—	363	100%
Provision for income taxes	(151)	829	(980)	(118)%	505	(656)	(130)%
Net income	$(960)	$1,801	$(2,761)	(153)%	$1,870	(2,830)	(151)%
Less: Preferred stock extinguishment costs	—	—	—	0%	102	(102)	(100)%
Less: Preferred dividends	—	50	(50)	(100)%	39	(39)	(100)%
Income available to common shareholders	$(960)	$1,751	$(2,711)	(155)%	$1,729	$(2,689)	(156)%

Basic earnings per share	$(0.07)	$0.13	$(0.20)	(154)%	$0.13	$(0.20)	(2)%
Average basic shares	13,360	13,303	57	0%	13,341	19	0%
Diluted earnings per share	$(0.07)	$0.13	$(0.20)	(154)%	$0.13	$(0.20)	(2)%
Average diluted shares	13,403	13,340	63	0%	13,395	8	0%
Dividends declared per common share	$0.03	$0.03	$—	0%	$0.03	$—	0%

First Quarter of 2016 Compared With First Quarter of 2015

Net income available to common shareholders for the first quarter of 2016 decreased $2.7 million over the first quarter of 2015 The difference is centered in branch acquisition and balance sheet reconfiguration costs totaling $2.8 million along with the write-off of a $363 thousand deferred tax asset.

Net Interest Income

Net interest income decreased $65 thousand over a year previous.

Interest income for the three months ended March 31, 2016 increased $378 thousand or 4% to $9.9 million. Income from interest and fees on loans and interest on interest bearing deposits due from banks increased $544 thousand while interest on securities decreased $166 thousand.

Interest expense for the first three months of 2016 increased $443 thousand or 38% to $1.6 million. Interest expense on term debt increased $433 thousand while all other interest expense on deposits and lease liabilities increased only $10 thousand. The significant increase in interest on term debt results from:

●	Interest expense of $296 thousand incurred on $20.0 million of new term debt issued during the fourth quarter of 2015.
●	Interest expense on Federal Home Loan Bank of San Francisco borrowings increased $137 thousand over a year previous due increased net settlement expense associated with the active interest rate swap.

Noninterest Income

Noninterest income for the three months ended March 31, 2016 increased $95 thousand compared to the same period a year ago. During the first quarter of 2016 we recorded a $176 thousand gain on payoff of a purchased impaired loan. Also, during the current quarter we recorded net gains on sale of available-for-sale investment securities of $94 thousand compared to net gains of $215 thousand for the same period a year ago.

Noninterest Expense

Aside from the branch acquisition and balance sheet reconfiguration costs ($2.8 million) noninterest expense for the three months ended March 31, 2016 increased $613 thousand compared to the same period a year ago. The increase was primarily driven by following negative items:

●	Staff increases and salary adjustments totaling $402 thousand, exclusive of our newly acquired offices.
●	Salaries and benefits at our newly acquired offices totaling $101 thousand.
●	Change in employee vacation utilization/carryover policy costing $203 thousand.
●	Increased office and postage of $117 thousand.

The increase in noninterest expense compared to the same period a year ago was partially offset by following positive items:

●	Salary Continuation Plan savings of $186 thousand.
●	The first quarter of 2015 included $147 thousand write-down of a fixed asset.

Income Tax Provision

During the three months ended March 31, 2016, the Company recorded an income tax benefit related to operating losses of $151 thousand and wrote-off a $363 thousand deferred tax asset; a net expense of $212 thousand. This compared with income tax expense of $829 thousand for the same period a year ago. Pre-tax income for 2016 is projected to be less than in 2015, while permanent deductions and tax credits are anticipated to remain relatively unchanged resulting in a decrease in the effective tax rate for 2016. As a result, excluding the write-off of the $363 thousand deferred tax asset, the Company’s effective tax rate decreased from 31.52% in 2015 to 20.19% during the current quarter.

The $363 thousand deferred tax asset written off during the first quarter was associated with our investment in affordable housing partnerships. The deferred tax asset represented the timing difference between the book amortization of the investments and the Bank’s share of the tax deductible losses incurred by the projects reported on the partnerships’ Schedule K-1. In accordance with ASU 2014-01 effective for annual periods beginning after December 15, 2014, and interim periods within annual reporting periods beginning after December 15, 2015, deferred tax treatment for these items is not permissible under the proportional amortization method of accounting.

First Quarter of 2016 Compared With Fourth Quarter of 2015

Net income available to common shareholders for the first quarter of 2016 decreased $2.7 million over the fourth quarter of 2015.

The difference is centered in branch acquisition and balance sheet reconfiguration costs totaling $2.8 million along with the write-off of a $363 thousand deferred tax asset.

Net Interest Income

Net interest income decreased $47 thousand over the prior quarter. Interest income for the three months ended March 31, 2016 increased $172 thousand or 2% to $9.9 million compared to the prior quarter. Income from interest and fees on loans and interest on interest bearing deposits due from banks increased $188 thousand while interest on securities decreased $16 thousand.

Interest expense for the first three months of 2016 increased $219 thousand or 16% to $1.6 million compared to the prior quarter. Interest expense on term debt increased $210 thousand while all other interest expense on deposits and lease liabilities increased only $9 thousand. The significant increase in interest on term debt was caused by the first full quarter of interest expense on $20.0 million of term debt issued during December of 2015.

Noninterest Income

Noninterest income for the three months ended March 31, 2016 increased $309 thousand compared to the prior quarter. In addition to the previously mentioned $176 thousand gain on full repayment of an impaired loan, net gains recognized on the sale of available-for-sale investment securities during the current quarter increased by $64 thousand to $94 thousand compared to a $30 thousand net gain in the prior quarter.

Noninterest Expense

Aside from the branch acquisition and balance sheet reconfiguration costs ($2.8 million) noninterest expense for the three months ended March 31, 2016 increased $937 thousand compared to the prior quarter. The increase was primarily driven by following:

●	Staff increases and salary adjustments totaling $223 thousand, exclusive of our newly acquired offices.
●	Increased payroll tax costs of $205 thousand, exclusive of our newly acquired offices.
●	Salaries and benefits at our newly acquired offices totaling $101 thousand.
●	Increased salaries for direct loan origination costs of $160 thousand.
●	Change in employee vacation utilization/carryover policy costing $113 thousand.
●	Increased office and postage of $94 thousand.

Income Tax Provision

During the three months ended March 31, 2016, the Company recorded an income tax benefit related to operating losses of $151 thousand and wrote-off a $363 thousand deferred tax asset; a net expense of $212 thousand. This compared with income tax expense of $505 thousand for the prior period. Excluding the write-off of the $363 thousand deferred tax asset, the Company’s effective tax rate decreased from 21.26% in 2015 to 20.19% during the current quarter.

Earnings Per Share

Net losses per share available to common shareholders were $0.07 for the three months ended March 31, 2016 compared with net income available to common shareholders per share of $0.13 for the same period a year ago, and net income available to common shareholders per share of $0.13 for the prior period. Earnings per share decreased for the three months ended March 31, 2016 compared to the same period a year ago primarily as a result of decreased net income.

Compared to the prior quarter, current quarter earnings per share available to common shareholders do not include preferred stock dividends and preferred stock extinguishment costs on preferred stock. All preferred stock was redeemed during the fourth quarter of 2015.

TABLE 7

NET INTEREST SPREAD AND MARGIN - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	March 31,		Change	December 31,	Change
	2016	2015	Amount	2015	Amount
Tax equivalent yield on average interest earning assets	4.23%	4.37%	(0.14)	4.23%	0.00
Rate on average interest bearing liabilities	0.86%	0.66%	(0.20)	0.77%	(0.09)
Net interest spread - tax equivalent basis	3.37%	3.71%	(0.34)	3.46%	(0.09)

Tax equivalent yield on average interest earning assets	4.23%	4.37%	(0.14)	4.23%	0.00
Interest expense to fund average earning assets	0.66%	0.51%	0.15	0.58%	0.08
Net interest margin - tax equivalent basis	3.57%	3.86%	(0.29)	3.65%	(0.08)

Yield on average interest earning assets	4.10%	4.23%	(0.13)	4.10%	0.00
Rate on average interest bearing liabilities	0.66%	0.51%	0.15	0.58%	0.08
Net interest margin - nominal	3.44%	3.72%	(0.28)	3.52%	(0.08)

Average earning assets	$969,818	$912,886	$56,932	$940,831	$28,987
Average interest bearing liabilities	$743,388	$708,234	$35,154	$712,807	$30,581

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.57% for the three months ended March 31, 2016, a decrease of 29 basis points as compared to the same period a year ago. The decrease in net interest margin resulted from a 14 basis point decrease in tax-equivalent yield on average earning assets and a 15 basis point increase in interest expense to fund average earning assets. The decrease in the tax equivalent yield on average earning assets was primarily due to decreased yields in the securities portfolio. The increased rate on average interest bearing liabilities resulted from the interest on $20.0 million of new term debt issued during the fourth quarter of 2015. Interest on this debt totaled $296 thousand during the first quarter of 2016 and reduced the net interest margin by 12 basis points.

The current quarter tax equivalent net interest margin of 3.57% decreased eight basis points as compared to the prior quarter. This was caused by the cost of new debt previously described partially offset by decreased rates paid on interest bearing deposits.

During the first quarter of 2016, deposit balances increased $175.7 million and $134.0 million compared to the same period a year ago and the prior quarter respectively, primarily due to our branch acquisition. Our overall cost of interest bearing deposits decreased to 0.37% for the quarter ended March 31, 2016 from 0.40% for the same period a year ago and from 0.38% for the prior quarter.

Our future net interest margin will be enhanced by deploying the remaining cash provided by these deposits into higher yielding assets and by the elimination of our contractual interest payments on $75.0 million Federal Home Loan Bank of San Francisco borrowings.

TABLE 8

ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Beginning balance	$11,180	$10,891	$11,402	$11,296	$10,820
Provision for loan and lease losses charged to expense	—	—	—	—	—
Loans charged off	(307)	(707)	(779)	(711)	(179)
Loan loss recoveries	622	996	268	817	655
Ending balance	$11,495	$11,180	$10,891	$11,402	$11,296

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2016	2015	2015	2015	2015
Nonaccrual loans:
Commercial	$2,563	$1,994	$2,506	$3,170	$3,908
Real estate - commercial non-owner occupied	1,197	5,488	5,154	6,532	7,103
Real estate - commercial owner occupied	1,190	1,071	1,928	1,079	1,079
Real estate - residential - ITIN	3,705	3,649	4,228	4,375	4,645
Real estate - residential - 1-4 family mortgage	1,742	1,775	1,669	1,693	1,720
Real estate - residential - equity lines	1,270	—	23	24	24
Consumer and other	31	32	33	34	34
Total nonaccrual loans	11,698	14,009	15,541	16,907	18,513
Accruing troubled debt restructured loans:
Commercial	40	49	56	10	1,004
Real estate - commercial non-owner occupied	821	824	828	832	836
Real estate - commercial owner occupied	—	—	—	849	854
Real estate - residential - ITIN	5,502	5,458	5,423	5,303	5,421
Real estate - residential - equity lines	553	558	563	569	574
Total accruing troubled debt restructured loans	6,916	6,889	6,870	7,563	8,689

All other accruing impaired loans	488	492	494	530	533

Total impaired loans	$19,102	$21,390	$22,905	$25,000	$27,735

Gross loans outstanding at period end	$724,243	$716,639	$718,533	$699,774	$699,229

Allowance for loan and lease losses as a percent of:
Gross loans	1.59%	1.56%	1.52%	1.63%	1.62%
Nonaccrual loans	98.26%	79.81%	70.08%	67.44%	61.02%
Impaired loans	60.18%	52.27%	47.55%	45.61%	40.73%

Nonaccrual loans to gross loans	1.62%	1.95%	2.16%	2.42%	2.65%

We realized net loan loss recoveries of $315 thousand in the current quarter compared with net loan loss recoveries of $289 thousand in the prior quarter and net loan loss recoveries of $476 thousand for the same period a year ago.

We continue to monitor credit quality, and adjust the ALLL to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. We made no provision for loan and lease losses during the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015. Our ALLL as a percentage of gross loans was 1.59% as of March 31, 2016 compared to 1.62% as of March 31, 2015 and 1.56% as of December 31, 2015. Based on the Bank’s ALLL methodology, which uses criteria such as risk weighting and historical loss rates, and given the ongoing improvements in asset quality, management believes the Company’s ALLL is adequate at March 31, 2016. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At March 31, 2016, the recorded investment in loans classified as impaired totaled $19.1 million, with a corresponding valuation allowance of $1.1 million compared to impaired loans of $27.7 million with a corresponding valuation allowance of $1.5 million at March 31, 2015 and impaired loans of $21.4 million, with a corresponding valuation allowance of $832 thousand at December 31, 2015. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans.

TABLE 9

PERIOD END TROUBLED DEBT RESTRUCTURINGS - UNAUDITED

(amounts in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2016	2015	2015	2015	2015
Nonaccrual	$4,516	$9,015	$11,149	$12,354	$12,695
Accruing	6,916	6,889	6,870	7,563	8,689
Total troubled debt restructurings	$11,432	$15,904	$18,019	$19,917	$21,384

Percentage of total gross loans	1.58%	2.22%	2.51%	2.85%	3.06%

Loans are reported as a troubled debt restructuring when we grant a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as we will not collect all amounts due, either principal or interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by calculating the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

There were no new troubled debt restructurings during the three months ended March 31, 2016. As of March 31, 2016, we had 119 restructured loans that qualified as troubled debt restructurings, of which 108 were performing according to their restructured terms.

TABLE 10

NONPERFORMING ASSETS - UNAUDITED

(amounts in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2016	2015	2015	2015	2015
Total nonaccrual loans	$11,698	$14,009	$15,541	$16,907	$18,513
90 days past due and still accruing	—	88	52	54	30
Total nonperforming loans	11,698	14,097	15,593	16,961	18,543

Other real estate owned	1,011	1,423	1,525	1,405	1,502
Total nonperforming assets	$12,709	$15,520	$17,118	$18,366	$20,045

Nonperforming loans to gross loans	1.62%	1.97%	2.17%	2.42%	2.65%
Nonperforming assets to total assets	1.18%	1.53%	1.73%	1.87%	2.03%

At March 31, 2016, March 31, 2015 and December 31, 2015, the recorded investment in OREO was $1.0 million, $1.5 million and $1.4 million, respectively. The March 31, 2016 OREO balance consists of six properties, of which three are 1-4 family residential real estate in the amount of $306 thousand, two are nonfarm nonresidential properties in the amount of $557 thousand and one is an undeveloped commercial property in the amount of $147 thousand.

TABLE 11

UNAUDITED CONSOLIDATED

BALANCE SHEET

(amounts in thousands, except per share data)

	At March 31,	At March 31,	Change		At December 31,
	2016	2015	$	%	2015
Assets:
Cash and due from banks	$14,969	$13,353	$1,616	12%	$9,730
Interest-bearing deposits in other banks	70,781	16,758	54,023	322%	41,462
Total cash and cash equivalents	85,750	30,111	55,639	185%	51,192

Securities available-for-sale, at fair value	174,251	166,890	7,361	4%	159,030
Securities held-to-maturity, at amortized cost	35,357	36,609	(1,252)	(3)%	35,899

Loans, net of deferred fees and costs	725,228	699,544	25,684	4%	717,509
Allowance for loan and lease losses	(11,495)	(11,296)	(199)	2%	(11,180)
Net loans	713,733	688,248	25,485	4%	706,329

Premises and equipment, net	15,494	11,903	3,591	30%	11,072
Other real estate owned	1,011	1,502	(491)	(33)%	1,423
Goodwill and core deposit intangibles, net	2,469	—	2,469	100%	—
Life insurance	22,642	22,009	633	3%	22,485
Deferred taxes	8,389	10,041	(1,652)	(16)%	9,760
Other assets	17,987	18,089	(102)	(1)%	18,251
Total assets	$1,077,083	$985,402	$91,681	9%	$1,015,441

Liabilities and shareholders' equity:
Demand - noninterest bearing	$212,758	$150,056	$62,702	42%	$169,507
Demand - interest bearing	392,325	266,552	125,773	47%	315,658
Savings	105,828	92,088	13,740	15%	94,503
Certificates of deposit	226,756	253,280	(26,524)	(10)%	224,067
Total deposits	937,667	761,976	175,691	23%	803,735

Term debt	19,839	90,000	(70,161)	(78)%	94,917
Unamortized debt issuance costs	(213)	—	(213)	100%	(223)
Net term debt	19,626	90,000	(70,374)	(78)%	94,694

Junior subordinated debentures	10,310	10,310	—	0%	10,310
Other liabilities	18,762	17,679	1,083	6%	16,180
Total liabilities	986,365	879,965	106,400	12%	924,919

Shareholders' equity:
Preferred stock	—	19,931	(19,931)	(100)%	—
Common stock	24,325	24,105	220	1%	24,214
Retained earnings	65,201	61,217	3,984	7%	66,562
Accumulated other comprehensive income (loss), net of tax	1,192	184	1,008	548%	(254)
Total shareholders' equity	90,718	105,437	(14,719)	(14)%	90,522

Total liabilities and shareholders' equity	$1,077,083	$985,402	$91,681	9%	$1,015,441

Total interest earning assets	$1,002,492	$916,676	$85,816	9%	$952,212
Shares outstanding	13,442	13,362			13,385
Tangible book value per share	$6.57	$6.40			$6.76

TABLE 12

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2016	2015	$	%	2015
Interest income:
Interest and fees on loans	$8,451	$7,911	$540	7%	$8,299
Interest on securities	784	945	(161)	(17)%	795
Interest on tax-exempt securities	594	599	(5)	(1)%	599
Interest on deposits in other banks	75	71	4	6%	39
Total interest income	9,904	9,526	378	4%	9,732
Interest expense:
Interest on demand deposits	122	116	6	5%	121
Interest on savings deposits	45	54	(9)	(17)%	51
Interest on certificates of deposit	597	591	6	1%	585
Interest on term debt	782	349	433	124%	572
Interest on other borrowings	54	47	7	15%	52
Total interest expense	1,600	1,157	443	38%	1,381
Net interest income	8,304	8,369	(65)	(1)%	8,351
Provision for loan and lease losses	—	—	—	0%	—
Net interest income after provision for loan and lease losses	8,304	8,369	(65)	(1)%	8,351
Noninterest income:
Service charges on deposit accounts	72	49	23	47%	51
Payroll and benefit processing fees	160	148	12	8%	139
Earnings on cash surrender value - life insurance	156	165	(9)	(5)%	159
Gain (loss) on investment securities, net	94	215	(121)	(56)%	30
Other income	467	277	190	69%	261
Total noninterest income	949	854	95	11%	640

TABLE 12 - CONTINUED

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2016	2015	$	%	2015
Noninterest expense:
Salaries and related benefits	4,229	3,910	319	8%	3,610
Occupancy and equipment	789	734	55	7%	737
Write-down of other real estate owned	55	—	55	100%	—
Federal Deposit Insurance Corporation insurance premium	156	207	(51)	(25)%	173
Data processing fees	304	242	62	26%	280
Professional service fees	436	388	48	12%	461
Branch acquisition costs	412	—	412	100%	347
Loss on cancellation of interest rate swap	2,325	—	2,325	100%	—
Other expenses	1,295	1,112	183	16%	1,008
Total noninterest expense	10,001	6,593	3,408	52%	6,616
Income before provision for income taxes	(748)	2,630	(3,378)	(128)%	2,375
Deferred tax asset write-off	363	—	363	0%	—
Provision for income taxes	(151)	829	(980)	(118)%	505
Net income	$(960)	$1,801	$(2,761)	(153)%	$1,870
Less: Preferred stock extinguishment costs	—	—	—	100%	102
Less: Preferred dividends	—	50	(50)	(100)%	39
Income available to common shareholders	$(960)	$1,751	$(2,711)	(155)%	$1,729

Basic earnings per share	$(0.07)	$0.13	$(0.20)	(154)%	$0.13
Average basic shares	13,360	13,303	57	0%	13,341
Diluted earnings per share	$(0.07)	$0.13	$(0.20)	(154)%	$0.13
Average diluted shares	13,403	13,340	63	0%	13,395

TABLE 13

UNAUDITED CONDENSED CONSOLIDATED

YEAR TO DATE AVERAGE BALANCE SHEETS

(amounts in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2016	2015	2015	2014	2013
Earning assets:
Loans	$720,795	$673,120	$699,227	$625,166	$612,780
Taxable securities	119,917	136,557	120,897	147,916	157,486
Tax exempt securities	77,852	77,316	77,089	83,973	92,854
Interest-bearing deposits in other banks	51,254	25,893	30,323	56,465	43,342
Average earning assets	969,818	912,886	927,536	913,520	906,462

Cash and due from banks	12,301	10,295	11,220	11,246	10,624
Premises and equipment, net	12,384	12,195	11,552	12,105	10,337
Other assets	39,700	43,540	42,423	36,936	26,431
Average total assets	$1,034,203	$978,916	$992,731	$973,807	$953,854

Liabilities and shareholders' equity:
Demand - noninterest bearing	$182,539	$148,923	$156,578	$139,792	$122,011
Demand - interest bearing	323,771	275,954	283,105	272,383	244,125
Savings	96,027	91,152	92,659	91,108	92,502
Certificates of deposit	221,836	246,707	238,626	259,445	248,350
Total deposits	824,173	762,736	770,968	762,728	706,988

Repurchase agreements	—	—	—	—	5,780
Term debt	91,444	84,111	88,874	77,534	107,603
Junior subordinated debentures	10,310	10,310	10,310	15,239	15,465
Other liabilities	16,969	17,141	16,588	15,934	11,825
Average total liabilities	942,896	874,298	886,740	871,435	847,661

Shareholders' equity	91,307	104,618	105,991	102,372	106,193
Average liabilities & shareholders' equity	$1,034,203	$978,916	$992,731	$973,807	$953,854

TABLE 14

UNAUDITED CONDENSED CONSOLIDATED

QUARTERLY AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Earning assets:
Loans	$720,795	$714,494	$705,762	$703,008	$673,120
Taxable securities	119,917	111,098	115,165	121,110	136,557
Tax exempt securities	77,852	78,081	76,190	76,772	77,316
Interest-bearing deposits in other banks	51,254	37,158	30,430	27,688	25,893
Average earning assets	969,818	940,831	927,547	928,578	912,886

Cash and due from banks	12,301	12,372	11,355	10,833	10,295
Premises and equipment, net	12,384	11,001	11,265	11,767	12,195
Other assets	39,700	41,666	41,867	42,637	43,540
Average total assets	$1,034,203	$1,005,870	$992,034	$993,815	$978,916

Liabilities and shareholders' equity:
Demand - noninterest bearing	$182,539	$171,449	$158,232	$147,442	$148,923
Demand - interest bearing	323,771	302,862	284,508	268,784	275,954
Savings	96,027	92,939	93,230	93,291	91,152
Certificates of deposit	221,836	226,924	235,551	245,573	246,707
Total deposits	824,173	794,174	771,521	755,090	762,736

Term debt	91,444	79,772	86,359	105,330	84,111
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,969	16,197	16,140	16,887	17,141
Average total liabilities	942,896	900,453	884,330	887,617	874,298

Shareholders' equity	91,307	105,417	107,704	106,198	104,618
Average liabilities & shareholders' equity	$1,034,203	$1,005,870	$992,034	$993,815	$978,916

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names: Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce. The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial	Stifel Nicolaus
John T. Cavender	Perry Wright
555 Market Street	1255 East Street, Suite 100
San Francisco, CA 94105	Redding, CA 96001
(800) 346-5544	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959